UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2023

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;
•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;
•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG and index businesses;
•	failing to innovate our product and service offerings or anticipate our clients’ changing needs;
•	prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and credit ratings business;
•	failing to recruit, develop, and retain qualified employees;
•	liability for any losses that result from errors in our automated advisory tools;
•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event;
•	failing to efficiently integrate and leverage acquisitions and other investments to produce the results we anticipate;
•	failing to scale our operations and increase productivity and its effect on our ability to implement our business plan;
•	artificial intelligence and related new technologies that may present business, compliance and reputational risks;
•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;
•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;
•	the potential adverse effect of our indebtedness on our cash flows and financial flexibility;
•	challenges in accounting for complexities in taxes in the global jurisdictions in which we operate could materially affect our tax obligations and tax rate; and
•	failing to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: October 2, 2023

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through July 31, 2023. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

To share information in as timely a manner as possible, we will be publishing our response to July questions in multiple installments. This is the first of the installments.

Investment and Margins

1.	The organic investment slide at the AGM was a great addition. When looking at the numbers cited, are those figures the incremental spend for both 2021 and 2022 combined, or incremental spend in each of 2021 and 2022? Said another way and taking the midpoint of 140M of all the numbers, was the incremental organic investment of 140M for 2021 and 2022 or 280M?

Thank you for the feedback. In the slide titled “Organic Investment to Drive Growth” on page 46 of our 2022 annual shareholder meeting presentation, we shared the ranges for incremental spend by product areas for 2021 and 2022 combined.

Margins

2.	Could you quantify the total annualized run-rate operating expense savings you will achieve based on all the cost actions taken to date (e.g., reorganizing/rightsizing headcount, real estate/office consolidation, discretionary cost saves – such as travel, professional fees, etc. and any other buckets not mentioned here)? If you could also quantify each category of savings that would be appreciated. Additionally, could you clarify what “lower ongoing run-rate costs” from China transition means (e.g., is this only the transformation costs from adjustments in operating income or will it result in incremental savings beyond that)?

The actions you reference are all part of our efforts to reduce run-rate expenses in certain areas and to slow cost growth in other areas, excluding one-time associated costs, as we remain focused on working to return our adjusted operating margins to historical peaks. In the second quarter of 2023, these actions included the targeted reorganizations referenced in our second quarter earnings release and quarterly shareholder letter, which resulted in $4 million in severance costs, along with reductions in discretionary costs including professional fees and travel compared to the prior-year period. During the third quarter of 2023, we took additional actions to reduce headcount in DBRS Morningstar and Morningstar Sustainalytics. Consistent with our stated practice of not issuing guidance, we don’t provide forward-looking details on expense savings that we expect to materialize from the actions that we’ve taken. That said, our savings from those actions will exceed the $4 million in severance costs disclosed for the second quarter of 2023.

We anticipate that the transition of our China operations will be substantially complete by the end of the third quarter of 2023. Once that milestone is met, we expect to incur lower ongoing costs for those activities previously conducted in China (including compensation and benefits, and facilities-related expenses) compared to the period prior to the transition. In addition, after that time, we do not expect to continue to incur any significant additional transformation costs related to the transition, which included professional fees and the temporary duplication of headcount as we hired replacement roles in other markets while we continued to employ certain Shenzhen-based staff.

3.	Could you clarify what the “historical peak margins” is referring to exactly and how you plan to get back there absent improvement in market conditions?

At the Annual Shareholder Meeting, we shared a chart of our operating and adjusted operating margin over the past five fiscal years. When we talk about our intention to return our business to recent historical peaks, we’re referring to adjusted operating margins and looking at the period represented in the chart when those margins topped 20%.

As we execute on our plan, we anticipate improvements to profitability will come from both revenue growth, supported by recent investments in growth initiatives including those discussed at the Annual Shareholder Meeting, as well as careful management of expenses, which includes reducing costs or slowing growth in some areas relative to the prior-year period. Employee-related costs account for the largest portion of our expenses, and you saw us take certain actions in the second quarter, including targeted reorganizations in DBRS Morningstar and Morningstar Sustainalytics. During the third quarter of 2023, we also took actions to implement additional headcount reductions at DBRS Morningstar and Morningstar Sustainalytics. In addition to these efforts to reduce growth in employee-related costs, we have also cut expenses on an absolute basis in certain discretionary categories such as travel and professional fees, as you saw in the second quarter of 2023 relative to the prior-year period. Finally, we continue to look for cost savings in our real estate expenses, including the recent consolidation of our footprint in London, and for opportunities to further automate processes (including in data collection and research) to make our operations more efficient.

4.	Could you please elaborate on the reorganizations going on across your business? Where are you changing course on products where the demand is not meeting recent expectations, and could you quantify the impact to operating cost savings from these actions? Incremental to the $4m one-time severance cost, are there additional (non-China-related) one-time severance costs coming in Q3-Q4? Your letter suggested that the $4 million in Q2 one-time severance costs was not added back to adjusted operating income – is that correct?

The targeted reorganizations in the second quarter of 2023 were focused on DBRS Morningstar, reflecting the challenges in the North American commercial real estate market, and Morningstar Sustainalytics, where we have narrowed our focus to concentrate on more mature ESG markets and products that serve a global footprint. As discussed in a related question this month, during the third quarter of 2023, we also took actions to implement additional headcount reductions at DBRS Morningstar and Morningstar Sustainalytics as part of our efforts to improve margins while continuing to position the business for future growth.

While we do not detail the forward-looking run-rate savings, our savings from those actions will exceed the $4 million in severance costs disclosed for the second quarter of 2023.

Severance costs, other than those related to the transition of our China-based activities, were not added back to adjusted operating income, consistent with our disclosed calculation of that measure. We expect that any similar costs incurred in the future would not be added back to adjusted operating income and would continue to be disclosed separately, if material.

5.	Can you please detail exactly what your M&A-related expenses result from and when these are expected to come to an end, please? Alternatively, should we expect these expenses to remain a part of the cost base for the foreseeable?

The M&A-related expenses we add back in our calculation of adjusted operating expense include one-time costs associated with M&A transactions as well as integration costs, such as integrating software and data platforms or consolidating ERP (enterprise resource planning) systems for acquisitions. Through the first six months of 2023, costs in this category were primarily related to the Praemium and Leveraged Commentary & Data (LCD) acquisitions completed in mid-2022, including the integration of LCD onto the PitchBook platform. We expect these activities to wind down as we move into 2024. That said, should we engage in additional M&A activities, any associated costs would be included in this bucket.

Headcount

6.	In 2Q, headcount declined to 12,126 from 12,411（or -285 on q/q). Can you give us clarity on organic hiring activities and headcount reduction in China in 2Q? Of the net 285 employee headcount reduction in Q2 2023, how many of these were employees in China who had been previously marked for redundancy but retained on a dual role basis while their functions were being transferred to new geographies and have now left the firm? How many more employees are currently being retained in China on this dual role basis that will leave the firm once this process is complete? What is the timeframe for these additional employees to leave the firm, please? How many headcount additions did Morningstar make on a gross basis in Q2 2023, please? How many employees left the firm in Q2 2023 that was not related to the shift of activities out of China please?

The net impact of the transition of our China-based activities, including new hires and terminations, accounted for roughly 40% of the decline in headcount in the second quarter. The remaining net decrease in headcount included the impact of the targeted reorganizations Kunal referenced in his second-quarter letter and close management of our hiring process for both backfills and new roles. During July and August, more than 260 additional employees left our China offices, with limited offsets in other regions. We expect the China transition to be substantially complete by the end of the third quarter of 2023 and we plan to provide aggregate headcount information in our upcoming release.

DBRS Morningstar

7.	Which asset classes within DBRS’ issuance-related sales would you expect to see a short-term rebound in? Which categories (asset classes) improved sequentially in Q2, and based on issuance outlook overall for DBRS what does this look like for 2H’23?

So far in 2023, we’ve seen solid growth in our corporate credit business, including sequentially from the first quarter of 2023 to the second quarter of 2023, anchored by increases in investment-grade corporate revenues in Canada. The structured finance market has been more challenging with commercial mortgage-backed securities (CMBS) revenue down sharply in the second quarter of 2023 compared to the second quarter of 2022. That said, CMBS-related revenue did increase sequentially in the second quarter of 2023 compared to the first quarter of 2023. Asset-backed securities (ABS)-related revenue grew on a year-over-year basis and sequentially in the second quarter of 2023, reflecting investments we have been making in that sector, including to support ratings of nontraditional niche ABS (“esoteric ABS”), such as securities backed by aircraft and data centers. Revenue from residential-mortgage-backed securities was relatively flat from the first to the second quarter of 2023.

While it’s difficult to forecast short-term issuance trends, we are planning for continued softness in the CMBS market in the short-to-medium term.

8.	We are trying to better quantify the % of DBRS sales where you have less confidence in a short-term rebound. How much of the $27m transaction-related issuance sales in Q2 was NA CMBS? What was NA CMBS pro forma at the time of the deal (or more normalized time frame) as % of sales? Where are you reallocating these analytical resources to? Where do you plan to make up for these sales in the short term?

Revenue related to commercial mortgage-backed securities (CMBS) ratings accounts for the largest share of revenue from structured finance, which in turn was 58% of total DBRS Morningstar revenue in Q2 23. For competitive reasons, we don’t disclose revenues by asset class.

We acknowledge the significant headwinds in the North American CMBS market, although we do expect CMBS-related revenues to rebound over the longer term. In the short-term, we see good growth opportunities in global corporates, including Canadian investment-grade and middle-market U.S. and European ratings. In addition, we see growth opportunities in the asset-backed securities (ABS) sector, an area of investment during 2022.

We are reallocating resources to areas that we believe will help us support long-term growth. In particular, we’ve reallocated resources to our credit practices group, which supports our broader ratings effort and the addition of ratings in new asset classes, including in esoteric ABS, which include niche, nontraditional ABS issuance.

9.	How do we gain comfort that new strategic hires within DBRS will pay off? Have commercial hires been accretive to DBRS margins and if not, when will they be? What leads to DBRS’ right to win in North American middle-market corporates (especially given the competitive set)?

We are confident that the hires we have made in DBRS Morningstar will generate returns. In our budgeting process, we work with specific formulas to direct decisions around headcount and support of our various asset classes so that we can be in a position to deliver increased profitability over time. In 2022, we added hires to support asset-backed securities (ABS) ratings in anticipation of increased volume. In the second quarter of 2023, revenues from ABS increased on a quarter-over-quarter and year-over-year basis in what’s been an otherwise challenging environment for structured finance ratings. Based on our current pipeline and forward market view, we also expect our investments to support the expansion of middle-market corporate ratings to generate the targeted returns.

While the largest players are entrenched in the public investment-grade corporate market in the US and Europe, we do not see the same challenges in private and middle-market corporate markets. We believe that our clients appreciate our responsiveness and the quality of our research product.

10.	In the July 8K, Morningstar referred to market share pressure in CMBS “due in part to divergent credit views compared to our competitors”. Could you clarify how DBRS’ views are different to competitors, and at what time did these views begin to diverge? Can you provide analysis to support this divergence in views (e.g., average DBRS ratings as compared to S&P and Moody’s, data around market share shifts)?

It's not uncommon for credit rating agencies to have diverging credit views, especially in times of economic stress. While we don’t comment directly on our competitors’ methodologies, methodologies used by credit rating agencies are publicly available on their respective websites. To find DBRS Morningstar methodologies, please visit dbrsmorningstar.com and select Methodologies & Criteria from the Understanding Ratings tab.

We acknowledge market share pressure in U.S. commercial mortgage-backed securities (CMBS) related to the changing mix of transactions in the space and a divergence in market views that dated to late 2022. Compared to some other credit rating agencies, DBRS Morningstar has been engaged less frequently on transactions that have relatively high exposures to office and certain retail properties where these segments play a key role in our credit analysis. We’ve recently observed significant declines in the market value of select transactions with large exposures to these segments.

While we have experienced market share declines in the CMBS asset class, the primary driver of the decline in revenue related to U.S. CMBS has been the sharp drop in overall issuance in that sector. Recent issuance has been running well below post-financial crisis norms, reflecting underlying challenges in the sector that emerged with the COVID-19 pandemic.

Morningstar Sustainalytics

11.	Morningstar has seen senior management at Sustainalytics leave the business (Michael Jantzi, and now Bob Mann). Was this change in leadership intended as part of the original integration plan of Sustainalytics into Morningstar? Can you shed some further light on why these leaders have left Morningstar, especially given the substantial investments Morningstar has made to build out Sustainalytics?

When we make acquisitions, we develop integration plans with an understanding that we may need to adapt them as the integration proceeds. In that vein, while the changes in leadership that you referenced were not part of the original integration plan, we were also prepared for them.

In Michael Jantzi’s case, he made the decision to step down in 2022, reflecting his confidence in the progress of the integration and his interest in pursuing new challenges after his many years dedicated to building the firm. We named Bob Mann, formerly Sustainalytics’ president, as Michael’s successor, a role he remained in for about a year. Bob left earlier this year as we hastened integrating Morningstar Sustainalytics into our broader operations.

This integration included the recently announced decision to more closely align Morningstar Sustainalytics with Morningstar Indexes. Morningstar Indexes and Morningstar Sustainalytics operate in similar markets, serve a similar set of institutional and asset management clients, and, working together, we believe that they will bring investors a more holistic set of ESG products and services in a faster and more focused way. Placing both under the leadership of one executive, Ron Bundy, allows for greater alignment around this strategic direction. Under Ron’s leadership, we’ve also recently made certain decisions to strengthen the financial profile of the broader Morningstar Sustainalytics product area. Beyond the targeted headcount reductions noted in our 2Q 23 shareholder letter, during the third quarter of 2023, we also took action to implement further staff reductions.

12.	Can you update us on the climate solutions product pipeline and the plan to improve sales/right size costs here?

Our plan to improve sales in the climate solutions product line includes increasing our ESG thought leadership and voice, better leveraging the broader Morningstar sales team to reach more clients who already use our managed product holdings data, and leveraging our Morningstar Indexes capabilities as a delivery channel for all of our climate intellectual property.

We continue to see momentum in the pipeline build for climate solutions. Indeed, over the past four months, climate has represented a meaningful share of overall sales pipeline growth for Morningstar Sustainalytics. That said, the buying cycle and progression of opportunities has been slow. The capabilities of our offering are differentiated, so incorporating them into an existing investment process requires commitment and engagement from the client side and most clients have instead been prioritizing their regulatory reporting requirements. We remain committed to our climate suite as one of our key business initiatives going forward.

More broadly, as part of our recent efforts to more closely align Morningstar Sustainalytics with Morningstar Indexes, we’ve taken certain steps to strengthen the financial profile of Morningstar Sustainalytics and right size costs. Beyond the targeted headcount reductions noted in our 2Q 23 shareholder letter, during the third quarter of 2023, we also took action to implement further staff reductions.

13.	Could you disclose the SPO and Non-SPO revenue for Sustainalytics for the last 6 quarters?

Second-party opinion revenue accounted for a little under 15% of Morningstar Sustainalytics revenue in 2022 and less than 1% of total Morningstar revenue in 2022, making it a relatively small part of our business. We do not disclose quarterly revenues beyond the key product area level for competitive reasons.

14.	The EU has proposed draft legislation that would force ESG ratings providers to keep those businesses separate from other financial services offered. This would seem to impact Morningstar, and Morningstar also announced that Morningstar Sustainalytics would be aligned with its Index business under the leadership of Ron Bundy, which would create a tighter alignment between ESG and other Morningstar products. Can you share some insight into how Morningstar management believes that this legislation will impact Morningstar’s business, and how the recent announcement from Morningstar is consistent with the legislation being drafted?

To better serve our clients, we are more tightly aligning the leading ESG index capabilities of Morningstar Indexes with the respected ESG data, ratings, and research of Morningstar Sustainalytics in a more comprehensive suite of ESG and broader index solutions.

We continue to review the details of the EU ESG ratings regulation proposal and to engage with the policy makers, and we have had multiple conversations with key stakeholders and decision-makers in the EU. We believe, as with the whole draft regulation, that the sections addressing the separation of certain business activities may be adjusted in the final regulation, given that the regulated community and other stakeholders have raised questions about the nuances of the different separation requirements for different kinds of regulated businesses.

We understand how important it is to safeguard the integrity of ESG ratings and manage potential conflicts of interest, and we will work to meet the applicable regulatory requirements once we have clarity on them. In developing our response, we will consider key factors such as safeguarding the independence of our methodologies, streamlining and protecting against any conflicts of interest, and aligning our operations with the appropriate ESG ratings and index industry practices. We understand that various key stakeholders were regrouping in September to discuss next steps and we hope to have more clarity on the details of the proposal and the implications for our business in the coming weeks.

PitchBook

15.	What would license growth for PitchBook have been excluding the one large impact from a customer reducing seats that Kunal called out in his quarterly note?

In any given quarter, there are a number of factors that impact our final results both positively and negatively. We called out the impact from that one customer because we thought it was material to the overall license trend, but we don’t disclose specific impact in such instances.

16.	There have been reports of increased churn in sales reps at PitchBook as sales cycles are extended and quotas become more difficult to hit. Could you comment further on what you are seeing in the demand environment for PitchBook and if you are properly staffed from a sales perspective in PitchBook?

Demand in our core venture capital and private equity segments remains strong and we’re seeing additional demand in the private credit space. We have a well-defined staffing model that sets the appropriate team size to deliver on our sales targets. We have not observed an extension in sales cycles or an increase in attrition rates in our sales teams through June 2023 compared to the prior-year period, with attrition rates for our sales teams down over the period.

17.	PitchBook has a much lower revenue per license compared to many similar peer products. How do you plan to charge for the value you provide as the leader in private company data? Would you consider modularizing the product in order to more appropriately charge for the value you provide?

There are several challenges to be aware of in extrapolating directly from disclosed revenue and user (license) data for PitchBook to determine revenue per license. The structure of our enterprise licenses creates variability in the correlation between the number of user licenses and revenue. In addition, a small but growing portion of PitchBook’s revenue comes from licensing data to customers outside of the PitchBook platform, which is reflected in revenue but not in the licensed user counts.

Broadly, we review pricing annually, and, like many of our competitors, we focus on increasing prices where we’ve added the most value. As you note, pricing is all-inclusive. We appreciate your feedback on our pricing model and where you see differences in the market. At this time, we have no plans to change our approach, which we believe has several important benefits for our clients. We believe that clients across all segments realize value from the breadth of our datasets combined with a user experience directly built to meet their needs. The combination of PitchBook’s best-in-class private and public equity data, research, and tools, and LCD private credit coverage creates a centralized resource for informing deal structures that benefits all clients we serve. We further believe that our clients value the interconnectivity across our database of companies, deals, investors, funds, limited partners, people, and service providers. We don’t see significant differences in product usage by user type and have a high level of adoption, engagement, and retention across all segments.

Workplace Solutions

18.	Could you disclose the contribution of market appreciation vs cash inflows/outflows for Workplace Solutions AUM for the past 6 quarters?

In 2022 net flows to Workplace Solutions products were positive, driven by flows into the Managed Accounts product with flat-to-negative flows for other products, while the market impact was negative. Through the first six months of 2023, net flows have also been positive, driven by net flows to Managed Accounts and Fiduciary Services, while other products had flat-to-slightly negative flows. The market impact through the first six months of 2023 was positive across products. We do not currently disclose quarterly flows for our asset-based product areas but are considering updates to how we disclose AUM for these products.

Capital Allocation

19.	Your slide on capital allocations on page 23 of your quarterly presentation shows that you consider the termination of the MJKK agreement to be part of your capital allocation for H1 2023. Now this is complete, will you be allocating capital in a more traditional manner from H2 2023 onwards, including reintroducing buybacks into the mix?

Yes, you’re correct that we view the termination of the license agreement with Morningstar Japan K.K. (recently renamed SBI Global Asset Management) as an important part of our capital allocation in 2023, similar to an M&A transaction in its impact. The agreement gave us full control of our brand in Japan, a market where we see strong growth potential.

We continue to take a balanced approach to capital allocation with a near-to-intermediate term focus on paying down debt following the acquisitions of Praemium and LCD in 2022 and the accompanying increase in our debt and leverage levels. We repurchase shares when we believe that the return potential is attractive compared to other uses of cash and continue to take that approach.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: October 2, 2023	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer